  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A/A1 of our report dated March 30, 2020 of WEED, Inc. relating to the audit of the financial statements for the period ending December 31, 2019 and 2018 and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

July 15, 2020